EXHIBIT 99.1

Contacts:
S. Olav Carlsen	Kristine Mozes
PortalPlayer, Inc.	Mozes Communications LLC
(408) 521-7000	(781) 652-8875

PortalPlayer, Inc. Reports Q1 2005 Financial Results

Q1 Revenue Quadruples Year Over Year, Leading to Record Quarterly Cash Generation

SANTA CLARA, Calif. – April 28, 2005 – PortalPlayer, Inc (NASDAQ: PLAY), a leading supplier of advanced semiconductor, firmware and software solutions for the MP3 personal media player market, today announced financial results for the first quarter of fiscal 2005, ended March 31, 2005.

Net revenue for the first quarter of fiscal 2005 was $44.5 million, compared with $44.7 million in the fourth quarter of 2004 and $10.2 million in the first quarter of 2004. Net income for the first quarter of 2005 was $7.8 million, or $0.31 per diluted share based on 25.0 million weighted average shares outstanding. The effective tax rate for the first quarter was 25 percent. Net income in the fourth quarter of 2004 was $10.5 million, or $0.50 per diluted share, based on 21.1 million weighted average shares outstanding and an effective tax rate of about 3 percent. Net loss in the first quarter of 2004 was approximately $2.4 million, or $15.37 per share based on 156,837 basic weighted average shares outstanding.

PortalPlayer reports net income (loss) and basic and diluted net income (loss) per share in accordance with GAAP and additionally on a non-GAAP basis. Non-GAAP net income, where applicable, excludes the effect of stock-based compensation charges. In the first quarter of 2005, non-GAAP net income was $8.2 million, or $0.33 per diluted share. This compares with non-GAAP net income of $11.2 million, or $0.53 per diluted share, in the fourth quarter of 2004 and a net loss of approximately $434,000, or $2.77 per share, in the first quarter of 2004.

“We had a great first quarter of 2005. The launch of our new PP5022 chip, and the introduction of exciting new models from the leading MP3 player manufacturer based on our technology, helped us to record significantly stronger than seasonal results during the quarter. First quarter revenue more than quadrupled from the first quarter a year ago, and we generated $13.6 million in cash during the quarter,” said Gary Johnson, president and chief executive officer of PortalPlayer.

“In the first quarter of 2005, we focused on demonstrating innovative new features and technologies to our customers and introducing two new semiconductor devices that we believe will contribute significantly to our growth the rest of the year. During the quarter we launched and began to ship in high volume our PP5022 System-on-Chip, which up to triples battery life for today’s hard drive media players and also supports high-capacity flash memory storage media. We also began to sample the PP5024, our first device that integrates the media processor along with audio, power management, and battery charging features in a single System-in-Package for MP3 flash players. We believe this new product will enable us to now target a larger percentage of the digital media player market.

“Because of our technology leadership, we expect demand from our customers to continue to be stronger than the typical seasonal consumer electronics trends. The momentum for us has not slowed. Therefore, we believe that our revenue for the second quarter of 2005 could be at the same level as our strong first quarter revenue. In addition, we believe we are well positioned for impressive growth in the second half of the year,” said Mr. Johnson.

Product Highlights

PP5022 System-on-Chip

•	PortalPlayer’s fifth-generation System-on-Chip, the PP5022, increases system peak performance by up to 25 percent without sacrificing ultra-low power for mobile devices, tripling the battery life in typical operation.

•	The PP5022 offers best-in-class photo viewing for music slideshows, as well as support for camera companion image storage products, integrated camera capture applications and dual display support (“DualView”) for color LCD display concurrent with an interactive user interface on a television screen.

•	The PP5022 natively supports MJPEG video, MPEG4 video and high performance video coprocessors through PortalPlayer’s Coprocessor System Interface (CSI).

•	The PP5022 is shipping today.

PP5024 System-in-Package

•	The PP5024 is the company’s first product to utilize stacked die System-in-Package technology, enabling creation of “semi-custom” integration options of highly integrated devices supporting specific customer/product requirements.

•	The PP5024 enables next generation flash devices to support existing and upcoming download and subscription music services.

•	The PP5024 brings, for the first time, high-performance hard disk drive features such as high resolution color screens and support for advanced multi-media features like gaming and video, to high-capacity flash memory-based personal media players.

•	The device is expected to be generally available in the second half of 2005.

Market Trends

•	According to Gartner, Inc., a research and advisory firm, the worldwide Digital Audio Player market for both HDD and flash players is expected to grow from 40 million units in 2004 to 104 million units in 2006. (Semiconductor Forecast Worldwide – Forecast Database Jon Erensen, February 15, 2005)

•	PortalPlayer believes that the one gigabyte or greater high-capacity flash player market could exceed 20 percent of the total flash player volume run rate by the end of 2005.

•	There are many emerging trends that are expected to fuel the demand for future personal media players and inspire the development of new, innovative products. PortalPlayer believes it is on the forefront of developing these technologies. For example, at the Consumer Electronics Show in Las Vegas in January 2005, the company showcased several innovations for the Personal Media Player platform, including:

•	DualView display technology

•	Java gaming

•	MPEG4 video

•	Bluetooth wireless stereo headphone support and hands-free voice support, enabling users to answer and make calls from their personal media player

Current Financial Outlook for Second Quarter 2005

The following outlook statements are based upon current expectations. These statements are forward-looking, and actual results could differ materially.

The company expects revenue to be in the range of $41.6 million to $47.6 million. GAAP net income per diluted share for the second quarter is expected to be in the range of $0.19 to $0.25, based on approximately 25.5 million weighted average shares outstanding. The effective tax rate for the second quarter is expected to be 25 percent, which takes into consideration, among other factors, the company’s net operating loss carryforwards for income tax purposes. Non-GAAP net income per diluted share, which excludes approximately $450,000 of stock-based compensation charges, is expected to be in the range of $0.21 to $0.27. Operating expenses are expected to be approximately $11.4 million.

Conference Call

The company will hold a conference call at 2:30 pm Pacific Time today, April 28, 2005, to discuss the first quarter 2005 financial results. To participate, please dial (913) 981-4910 at approximately 2:20 pm PT. A live webcast of the conference call will be available via the investor relations page of the company’s website at www.portalplayer.com. Access the web site 15 minutes prior to the start of the call to download and install any necessary audio software. A recording of the conference call will be available for one week, starting one hour after the completion of the call, until May 5, 2005. The phone number to access the recording is (719) 457-0820, and the passcode is 5879481. An archived webcast replay will be available on the web site for 12 months.

About PortalPlayer

PortalPlayer develops semiconductor, firmware and software platforms for multimedia players that empower consumers to easily purchase, rent, manage, listen to and watch large amounts of digital music, photos and video content. PortalPlayer is headquartered in Santa Clara, Calif., with offices in Kirkland, Wash., and Hyderabad, India. For more information, visit www.portalplayer.com.

Safe Harbor Statement

Except for the historical information contained herein, the statements in this press release are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, statements as to our belief regarding our growth and the impact of our new products and technologies on our growth and our ability to target a larger percentage of the digital media player market, the expected features, benefits and timing of availability of our products and technologies, the anticipated growth rate of the Digital Audio Player market according to Gartner, our belief that the one gigabyte or greater high capacity flash player market could exceed 20 percent of the total flash player volume run rate by the end of 2005, the trends and demand for personal media players and development of new products, our belief that we are at the forefront of developing these technologies and future financial results including revenue, net income, expenses, tax rates, cash flow and stock-based compensation expense. Words such as “intends,” “expect,” “believes,” “anticipates,” “plans,” “will”, “offers,” “supports,” “increases,” “enables” and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those discussed in these statements. These risks and uncertainties include, but are not limited to, the growth of the market for personal media players, cancellation or reduction of orders, component shortages, successful development of new platforms and other products, market acceptance of our products and technologies, delays in product introductions, product defects, decreases in average selling prices, impact of technological advances, our ability to compete and other risks detailed in our SEC filings, including our Form 10-K for the year ended December 31, 2004. These forward-looking statements speak only as of the date hereof. PortalPlayer disclaims any intent or obligation to update these forward-looking statements.

PortalPlayer and the PortalPlayer logo are trademarks of PortalPlayer, Inc. All other trademarks or registered trademarks are the property of their respective owners.

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PORTALPLAYER, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

(unaudited)

	Three Months Ended March 31,
	2005	2004
Revenue	$44,468	$10,196
Cost of revenue	25,291	6,588

Gross profit	19,177	3,608

Operating expenses:
Research and development	6,351	2,608
Selling, general and administrative	2,932	1,446
Stock-based compensation	384	1,977

Total operating expenses	9,667	6,031

Operating income (loss)	9,510	(2,423)
Interest and other income (expense), net	908	12

Income (loss) before income taxes	10,418	(2,411)
Provision for income taxes	2,609	—

Net income (loss)	$7,809	$(2,411)

Basic net income (loss) per share	$0.34	$(15.37)

Diluted net income (loss) per share	$0.31	$(15.37)

Shares used in computing basic and non-GAAP basic net income (loss) per share	23,148	157

Shares used in computing diluted and non-GAAP diluted net income (loss) per share	25,033	157

Non-GAAP net income (loss) (1)	$8,193	$(434)
Non-GAAP basic net income (loss) per share (1)	$0.35	$(2.77)

Non-GAAP diluted net income (loss) per share (1)	$0.33	$(2.77)

	Reconciliation of GAAP Net Income (Loss) to Non-GAAP Net Income (Loss)
	Three Months Ended March 31,
	2005	2004
GAAP net income (loss)	$7,809	$(2,411)
Stock-based compensation	384	1,977

Non-GAAP net income (loss)	$8,193	$(434)

(1)	To supplement our consolidated financial statements presented in accordance with GAAP, we have shown above a non-GAAP measure of net income (loss), which is adjusted from results based on GAAP to exclude stock-based compensation. This non-GAAP measure is provided to enhance the user’s overall understanding of our historical financial performance. Specifically, we believe the non-GAAP results provide useful information to both management and investors by excluding stock-based compensation expenses.

PORTALPLAYER, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(unaudited)

	March 31, 2005	December 31, 2004
ASSETS
Current assets:
Cash and cash equivalents	$40,974	$58,892
Short-term investments	96,225	64,708
Accounts receivable	22,841	20,080
Inventory, net	8,521	1,762
Prepaid expenses and other current assets	2,455	1,872

Total current assets	171,016	147,314
Property and equipment, net	998	661
Other assets	570	521

Total assets	$172,584	$148,496

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable	$12,619	$1,290
Accrued liabilities	6,440	4,195
Deferred income	4,345	4,024
Deferred rent	35	55
Income taxes payable	2,604	479

Total current liabilities	26,043	10,043
Deferred rent, long term	—	5

Total liabilities	26,043	10,048

Stockholders’ equity:
Common stock	205,557	205,468
Deferred stock-based compensation	(4,441)	(4,799)
Accumulated other comprehensive income (loss)	(200)	(37)
Accumulated deficit	(54,375)	(62,184)

Total stockholders’ equity	146,541	138,448

Total liabilities and stockholders’ equity	$172,584	$148,496